EXHIBIT 99.1

Animal Health International, Inc. Announces its Third Quarter Fiscal Year 2008 Earnings

WESTLAKE, Texas, May 8, 2008 (PRIME NEWSWIRE) -- Animal Health International, Inc. (Nasdaq:AHII) announced today that net sales increased 10.9%, or $16.8 million, to $170.7 million for the three months ended March 31, 2008, from $153.9 million for the same quarter last year. Acquisitions accounted for $16.4 million of the increase in sales. Organic sales increased 0.2% from the same period last year. Net income was $1.9 million or $0.08 per fully diluted share. Last year the net income for the third quarter was $0.1 million.

  *  Margins improved during the third quarter to 19.2% of net sales compared to 18.9% last year.

  *  Selling, general and administrative expense included $0.3 million for stock option expense and $0.4 million for public company expenses, which were not incurred last year as a private company and an increase in health care cost of $0.6 million. The increase in health care cost was due to an unusual number of large claims in this period.

Earnings before interest, tax, depreciation and amortization (EBITDA) for the quarter was $7.5 million, a reduction of $0.2 million compared to the same period last year. EBITDA, adjusted for stock option expense and public company expenses, would have been $8.2 million or an increase of 6.5% over last year.

Net sales increased $68.4 million, or 14.6%, to $538.2 million for the nine months ended March 31, 2008. Acquisitions accounted for $43.6 million or 64% of this increase. Organic sales increased 5.3% from the same period last year. EBITDA for the fiscal year-to-date period was $27.4 million, a reduction of $2.2 million from the same period last year. Net income for the year to date was $8.4 million, an increase of 56.1% from last year's net income of $5.4 million. For the year to date, earnings were $0.35 per fully diluted share.

  *  Selling, general and administrative expense included one-time non-recurring severance charges of $1.0 million, an increase in health care costs of $1.1 million and $0.9 million for stock options and $1.7 million for public company expenses, which were not incurred last year as a private company.

  *  Interest expense included a charge of $0.3 million for the unamortized finance fees that were written off when the Company refinanced its term loan debt.

Fiscal Year 2008 Guidance

The following statements are based on current information and the Company assumes no obligation to update them. These statements are forward-looking and inherently uncertain.

With the benefit of recent acquisitions, the Company affirms its net sales guidance to be in the range of $700 to $730 million. Economic conditions in the production animal markets, due in part to rising corn and grain prices, resulted in lower than anticipated organic sales growth in the third quarter. As a result of these conditions, together with higher than expected healthcare and fuel costs, the Company is lowering its EBITDA guidance to be in the range of $37.0 to $39.0 million, and its net income guidance to be in the range of $11 to $13 million for its fiscal year ending June 30, 2008. This guidance excludes any effect of future acquisitions and excludes the one time severance charge of $1.0 million pre tax or $0.6 million after tax.

Conference Call

The Company plans to host its investor conference call today at 10:00 a.m. Eastern Standard Time to discuss these results and its business outlook. You can access the conference call by dialing 719-325-4919. Participants will be required to register their name and company affiliation for the conference call. Audio replay will be made available by accessing the Company's web site at www.ahii.com under the Investor Relations tab.

Use of Non-GAAP measures

EBITDA represents net income before interest expense, income tax expense, depreciation and amortization and acquisition costs. We present EBITDA as a supplemental performance measure because we believe it facilitates operating performance comparisons from period to period and company to company by backing out potential differences caused by variations in capital structures (affecting interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses), the age and book depreciation of fixed assets (affecting relative depreciation expense), the impact of purchase accounting and SFAS No. 142 (affecting depreciation and amortization expense). Because EBITDA facilitates internal comparisons of our historical financial position and operating performance on a more consistent basis, we also use EBITDA in measuring our performance relative to that of our competitors and in evaluating acquisition opportunities. EBITDA is not a measurement of our financial performance under generally accepted accounting principles in the United States, or GAAP, and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of our profitability or liquidity. We understand that although EBITDA is frequently used by securities analysts, lenders and others in their evaluation of companies, EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

  *  EBITDA does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;

  *  EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

  *  EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts;

  *  Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

  *  Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure

About Animal Health International, Inc.

Animal Health International, Inc., through its wholly owned subsidiaries, is engaged in the distribution of animal health products in the United States and Canada. The Company's subsidiaries distribute more than 40,000 products sourced from over 1,500 manufacturers to over 65,000 customers, including veterinarians, production animal operators, and animal health product retailers. Products the Company's subsidiaries distribute include pharmaceuticals, vaccines, parasiticides, diagnostics, capital equipment, sanitizers, pet foods, devices and supplies. The Company was founded in 1954, and has its corporate headquarters located in Westlake, Texas.

Safe Harbor for Forward-Looking Statements

Certain items in this press release may constitute forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Animal Health International can give no assurance that expectations will be attained. Factors that could cause actual results to differ materially from Animal Health International's expectations include, but are not limited to, the outbreak of an infectious disease within an animal population, Animal Health International's inability to maintain relationships with manufacturers, an adverse change in manufacturer rebates or Animal Health International's inability to meet applicable rebate targets, the loss of key personnel, the loss of products or delays in product availability from one or more manufacturers, changes in customer preferences, consolidation in the animal heath products industry, and other risks detailed in Animal Health International's filings with the Securities and Exchange Commission, including Animal Health International's Annual Report on Form 10-K, which was filed on September 18, 2007. Such forward-looking statements speak only as of the date of this press release. Animal Health International expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Animal Health International's expectations with regard thereto or change in events, conditions, or circumstances on which any such statement is based.

                 ANIMAL HEALTH INTERNATIONAL, INC.
          Condensed Consolidated Statements of Operations
              (In thousands, except per share data)
                           (Unaudited)

                       Three months ended         Nine months ended
                            March 31,                  March 31,
                    ------------------------    ----------------------
                         2007         2008         2007        2008

 Net sales            $ 153,874    $ 170,650    $ 469,855    $ 538,245

 Direct cost of
  products sold         124,828      137,815      376,504      436,875
                      ---------    ---------    ---------    ---------
 Gross profit            29,046       32,835       93,351      101,370
 Selling, general,
   and
   administrative
   expenses
   (including
   salary, wages,
   commission,
   and related
   benefits)             21,411       25,546       64,191       74,725
 Depreciation and
  amortization            1,657        1,924        4,820        5,281
                      ---------    ---------    ---------    ---------
   Operating income       5,978        5,365       24,340       21,364
 Other income
  (expense):
   Other income             132          219          434          772
   Interest expense      (5,874)      (2,492)     (15,774)      (7,858)
                      ---------    ---------    ---------    ---------
     Income before
      income taxes          236        3,092        9,000       14,278
 Income tax expense        (127)      (1,215)      (3,591)      (5,833)
                      ---------    ---------    ---------    ---------
   Net income         $     109    $   1,877     $  5,409     $  8,445
                      ---------    ---------    ---------    ---------
     Dividend on
      preferred stock        --           --      (53,323)          --
     Deemed
      dividend on
      conversion
      of preferred
      stock             (95,227)          --      (95,227)          --
     Preferred
      stock
      participation in
      undistributed
      earnings             (315)          --       (4,062)          --
                      ---------    ---------    ---------    ---------
     Net income
      (loss)
       available
      to common
      shareholders    $ (95,433)   $   1,877    $(147,203)   $   8,445
 -----------------    =========    =========    =========    =========
 Earnings (loss)
  per share:
   Basic              $   (5.71)   $    0.08    $  (21.00)   $    0.35
   Diluted            $   (5.71)   $    0.08    $  (21.00)   $    0.35

 Weighted average
  shares
  outstanding:
   Basic                 16,727       24,330        7,011       24,330
   Diluted               16,727       24,373        7,011       24,358
  --------------------------------------------------------------------

                 ANIMAL HEALTH INTERNATIONAL, INC.
               Condensed Consolidated Balance Sheets
                         (In thousands)
                          (Unaudited)
                                          June 30,         March 31,
                                            2007             2008
                                        ------------    ------------
                       Assets
 Current assets:
   Cash and cash equivalents            $      7,751    $      5,484
   Accounts receivable, net                   73,958          81,883
   Merchandise inventories, net               80,848         114,357
   Other current assets                        7,634           6,715
                                        ------------    ------------
    Total current assets                     170,191         208,439
 Noncurrent assets:
   Property, plant, and equipment, net        17,253          17,094
   Goodwill and other intangible assets      137,085         148,577
   Other noncurrent assets                     5,505           4,890
                                        ------------    ------------
       Total assets                     $    330,034    $    379,000
                                        ============    ============

      Liabilities and Stockholders' Equity
 Current liabilities:
   Accounts payable                     $     81,976    $     91,642
   Accrued liabilities                        15,644          14,192
   Current portion of long-term debt           1,363           1,260
                                        ------------    ------------
       Total current liabilities              98,983         107,094
 Noncurrent liabilities:
   Long-term debt, net of current
    portion                                  117,523         151,041
   Other noncurrent liabilities               27,413          28,957
                                        ------------    ------------
       Total liabilities                     243,919         287,092
                                        ------------    ------------
 Stockholders' equity                         86,115          91,908
                                        ------------    ------------
       Total liabilities and
        stockholders' equity            $    330,034    $    379,000
                                        ============    ============

                      ANIMAL HEALTH INTERNATIONAL, INC.
                           EBITDA Reconciliation
                              (In thousands)
                                (Unaudited)

                           Three months              Nine months
                          ended March 31,           ended March 31,
                      ----------------------    ----------------------
                        2007          2008         2007        2008

 Net Income           $    109       $ 1,877    $   5,409    $  8,445

 Interest expense        5,874         2,492       15,774       7,858
 Income tax expense        127         1,215        3,591       5,833
 Depreciation and
  amortization           1,657         1,924        4,820       5,281
                      --------      --------    ---------    ---------
 EBITDA               $  7,767      $  7,508    $  29,594    $ 27,417
                      ========      ========    =========    =========

CONTACT:  Animal Health International, Inc.
          Damian Olthoff
          817-859-3000